UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐           Definitive Proxy Statement
☒           Definitive Additional Materials
☐           Soliciting Materials Pursuant to Rule 14a-12

THE SOUTHERN COMPANY

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
(1)           Title of each class of securities to which transaction applies:
_______________________________________________________________________________
(2)           Aggregate number of securities to which transaction applies:
_______________________________________________________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4)           Proposed maximum aggregate value of transaction:
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(5)           Total fee paid:
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☐           Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:
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(2)           Form, Schedule or Registration Statement No.:
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(3)           Filing Party:
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(4)           Date Filed:
_______________________________________________________________________________

The following message is sent on behalf of Tom Fanning to Southern Company officers, managers and supervisors:

This week, Southern Company began distribution of its 2011 proxy statement to all common stockholders, including more than 21,000 Southern Company employees who hold shares through the Employee Savings Plan (ESP) or some other method of ownership.

Collectively, Southern Company ESP participants own about 7 percent of all outstanding shares – but historically, most of those shares have not been actively voted via the annual proxy process. In fact, in 2010, only about 13 percent of shareholders in the ESP voted.

I personally believe that having a more active shareholder base makes us a stronger company overall – and that as managers, we should encourage our employee shareholders to vote their proxies and thus increase their participation in the future of our business. During the next few weeks, we will be working to raise awareness of this year’s proxy, in the interest of motivating our employee shareholders to vote.

I hope you will join me during this time in helping our employee shareholders understand the importance of their active participation in this process. We will be communicating information on the proxy through Highlights and other internal media.

Thank you for your support.